EXHIBIT 10.19

                              CONSULTING AGREEMENT

      THIS CONTRACT made as of the 10th day of September, 1998, by and between European Micro Holdings, Inc. ("European Micro"), a Nevada corporation, having offices at 6073 N.W. 167th Street, Miami, Florida, and The Equity Group Inc. ("Equity"), a New York corporation, having offices at 800 Third Avenue, New York, New York.


      WHEREAS, European Micro desires to secure the services of Equity as a consultant and Equity desires to provide such services to European Micro.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:


      1. Equity hereby agrees that it will render financial public relations/investor relations services to European Micro. These services were fully outlined in a Proposal to European Micro dated September 8, 1998, which is attached hereto and incorporated.

      2. The Term of this Contract shall commence on September 15, 1998 and shall continue, unless sooner terminated by European Micro or Equity in accordance with Paragraph 9 hereof until September 14, 2000.

      3.

         (a) In consideration of the services to be rendered and performed by Equity during the term of this Contract, European Micro will pay Equity Seven Thousand Two Hundred and Fifty Dollars ($7,250) upon the signing of the Contract for the first month of services and Seven Thousand Two Hundred and Fifty Dollars ($7,250) per month at the beginning of each subsequent month of the consulting period.

         (b) Upon the execution of this Contract, European Micro will grant to Equity an option under the Company's 1998 Stock Incentive Plan to purchase five thousand (5,000) shares of common stock at Ten Dollars ($10.00) per share and such option shall become exercisable on September 10, 1999. In addition, in the event this Contract is not terminated in accordance with Paragraph 9 hereof prior to September 10, 1999, European Micro will grant to Equity on September 10, 1999 an option to purchase an additional five thousand (5,0000 shares of common stock at the closing price of the common stock on September 10, 1999. Such option shall become exercisable on September 10, 2000.

         (c) Equity shall also be reimbursed  for all  reasonable  and necessary
out-of-pocket   expenses  incurred  in  the  performance  of  its  duties,  upon presentation of monthly statements.

         (d) In the event Equity arranges for a financing, acquisition, merger, corporate sale, business combination or similar such transaction for European Micro or in the event Equity introduces European Micro to any of the above transactions through an intermediary, including but not limited to investment banking firms, brokers, etc. (with such arrangements and introductions possibly occurring in the course of Equity's financial public relations activities), European Micro shall pay a separate and additional fee to Equity at the time of closing of such transaction(s), in accordance with applicable industry standards and mutually upon by Equity and European Micro prior to such closing(s).

      4. Equity will use its best efforts to perform these services for European Micro consistent with and specifically recognizing Equity's commitments and obligations to other businesses for which it performs services.

      5. Simultaneous with the execution of this Contract the parties will enter into a Confidentiality Agreement (attached hereto).

      6. As a consultant for European Micro, Equity must at all times rely upon the accuracy and completeness of the information supplied to Equity by officers, directors, agents and employees of European Micro. European Micro hereby agrees that in the event Equity or any of its officers, directors, agents or employees is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), or to the extent that Equity or any such indemnified person is a witness in any proceeding, by reason of the fact that Equity is or was serving as a consultant to European Micro, whether the basis of such proceeding is alleged action or inaction in such capacity as a consultant or in any other capacity while serving as a consultant, Equity or any such person shall be indemnified and held harmless by European Micro, to the fullest extent permitted by applicable law, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Equity or any such person in connection therewith, and such indemnification shall continue as to Equity or any such person after Equity has ceased to be a consultant to European Micro and shall inure to the benefit of the successors, heirs, executors and administrators or such persons; provided, however, that European Micro shall not be required to indemnify Equity or any such person if Equity or any such person, as the case may be, was guilty of negligence or misconduct. Equity or any such indemnified party shall have the right to be paid by European Micro the expenses incurred in defending any such proceeding in advance of its final disposition. This right to indemnification and the right to payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which Equity may have.

      7. Equity agrees to indemnify, hold harmless and defend European Micro, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by any of them in connection with or as the result of any negligence or misconduct by Equity or any of its directors, officers, employees or agents, in connection with the performance of Equity's services pursuant to this Contract.

      8. In the event an action or proceeding is commenced with respect to this Contract, the prevailing party shall be entitled to receive payment from the other party of its legal fees and expenses.

      9. This Contract may be terminated by European Micro or Equity on the first year anniversary date of the commencement of services, upon 30 days prior written to such effect. In the event European Micro or Equity elects to so terminate this Contract: (a) European Micro shall be obligated to pay to Equity fees and expense reimbursements with respect to the period through the date of such termination; (b) Equity shall forfeit the Option to purchase 5,000 shares for the second year of services; and (c) the provisions of Paragraphs 5, 6, 7 and 8 shall survive such termination and continue in full force and effect.

      10. This Contract will not be assigned (including by operation of law) by either party hereto and shall be interpreted under the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have executed this Contract on the date above written.



THE EQUITY GROUP INC.                       EUROPEAN MICRO HOLDINGS, INC.

By:                                         By:
   --------------------                        ------------------------